EXHIBIT 5.1

                    Wolf Haldenstein Adler Freeman & Herz LLP
                               270 Madison Avenue
                            New York, New York 10016
                           Telephone No. 212/545-4600
                           Facsimile No. 212/586-0114

                                                      August ___, 1997

Board of Directors
Country Star Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles, California  90010

                Re:  Country Star Restaurants, Inc;
                     Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel for Country Star Restaurants, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing by the Company of a Registration Statement on Form S-3, and the prospectus that forms a part thereof (the "Registration Statement" and "Prospectus," respectively) under the Securities Act of 1933, as amended, relating to the offering by certain stockholders of the Company (collectively, the "Selling Stockholders") of an aggregate of 6,509,910 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), including 1,515,667 shares of Common Stock issuable upon the exercise of 1,515,667 common stock purchase warrants (the "Warrants") and an indeterminate amount of shares of Common Stock issuable upon the conversion of the outstanding principal amount and accrued interest of Convertible Notes held by certain Selling Stockholders (the "Notes").

     We have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, originals or copies of such records of the Company and where applicable, agreements, certificates of pubic officials, certificates of officers and representatives of the Company, and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed


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Board of Directors
Country Star Restaurants, Inc.
August ___, 1997
Page -2-


necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives for the Company [and its predecessor-in-interest] and others.

     Based on the foregoing, we are of the opinion that:

     1. All shares of Common Stock have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued, fully paid and nonassessable.

     2. The shares of Common Stock issuable upon exercise of the Warrants and upon conversion of the Notes have been duly authorized, and when issued in accordance with their respective terms, will be validly issued, fully paid and nonassessable.

     We hereby consent to be named in the Prospectus as attorneys who have passed upon the validity of the shares of Common Stock for the Company under the caption "Legal Matters."

     We further consent to your filing a copy of this opinion as an exhibit to the Prospectus.

                                                 Very truly yours,

                                                 WOLF HALDENSTEIN ADLER FREEMAN
                                                 & HERZ LLP